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                                                                   EXHIBIT 10.11

                   RESTRUCTURING MANAGEMENT SERVICES AGREEMENT

     This RESTRUCTURING MANAGEMENT SERVICES AGREEMENT, dated as of January 27, 2003 (the "Agreement"), is by and between iPCS, INC., a Delaware corporation (the "Company"), and YMS MANAGEMENT, L.L.C., an Illinois limited liability company ("YMS").

     WHEREAS, certain defaults have occurred under (i) the Amended and Restated Credit Agreement, dated as of July 12, 2000, by and among iPCS Wireless, Inc., the Company, iPCS Equipment, Inc., the lenders named therein, Toronto Dominion (Texas), Inc., GE Capital Corporation, TD Securities (USA) Inc. and GECC Capital Markets Group, Inc., as amended from time to time (the "Credit Facility"), and
(ii) that certain Indenture, dated as of July 12, 2000 (the "Indenture"), among the Company, iPCS Equipment, Inc., iPCS Wireless, Inc. and CTC Illinois Trust Company, pursuant to which the Company's 14% Senior Discount Notes due 2010 (the "Notes") were issued;

     WHEREAS, the Company desires to restructure its financial and business affairs (the "Restructuring");

     WHEREAS, the Company is engaged in discussions with the lenders under the Credit Facility (the "Lenders") and an ad hoc committee of holders of at least a majority of the outstanding amount due under the Notes (the "Noteholders") with respect to the Restructuring and a possible forbearance agreement;

     WHEREAS, the Lenders and the Noteholders have requested that the Company engage YMS to perform restructuring management and advisory services for the Company and appoint a Chief Restructuring Officer pursuant to the terms set forth herein; and

     WHEREAS, YMS desires to perform such services for the Company.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and undertakings contained or referred to herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                             RESTRUCTURING SERVICES

     1.1 ENGAGEMENT AND PROVISION OF SERVICES. The Company hereby engages YMS to provide, and YMS hereby agrees to provide, restructuring management and advisory services for the Company (collectively, the "Services"), as requested by the Chief Restructuring Officer of the Company (the "CRO").

     1.2 USE OF SERVICES. YMS shall be required to provide the Services to the Company only in connection with the Restructuring of the business as currently conducted by the Company. YMS shall not be required to provide the Services with respect to any other business

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conducted by the Company or any of its affiliates. The Company shall not resell any Services to any person whatsoever or otherwise use the Services in any other way.

     1.3 RELATIONSHIP OF PARTIES. YMS shall act under this Agreement solely as an independent contractor and not as an agent, partner, employee or joint venturer of the Company. Any employees, agents or consultants of YMS rendering services to the Company pursuant to this Agreement shall not be deemed employees, agents or consultants of the Company, except with respect to the CRO as set forth in Section 1.4 below. YMS shall retain the exclusive right of control with respect to such persons.

     1.4    SPECIAL COMMITTEE; CHIEF RESTRUCTURING OFFICER.

            (a) As of the date hereof, the Company has formed a special committee of its Board of Directors (the "Board") charged with the responsibility of overseeing the Restructuring (the "Special Committee"), the members of which are William H. Seippel and Eric F. Ensor.

            (b) The Company hereby appoints Tim Yager ("Yager") as the CRO. Yager shall devote his full-time business efforts to the performance of his duties as the CRO. The CRO shall report exclusively to the Special Committee in connection with this Agreement, and shall coordinate his efforts with those of Houlihan, Lokey, Howard & Zukin (for so long as their agreement with the Company remains in effect) so as to avoid unnecessary duplication of services. The Company shall supply office space and office and support services for use by the CRO and any related employees of the Company in the Chicago, Illinois area, in accordance with Section 1.6 below. The CRO shall be vested with such power, authority and responsibility as is customary for chief restructuring officers, including, without limitation, the power and authority to:

                  (i) develop and execute business restructuring solutions for the Company, including the direction of, and participation in, negotiations with Sprint PCS and creditors of, and potential investors in, the Company;

                  (ii) oversee the day-to-day management of the Company, including oversight of employees and officers of the Company;

                  (iii) hire and terminate the Company's employees, advisors and consultants (at the sole expense of the Company);

                  (iv) direct the timing of all cash expenditures of the Company; and

                  (v) implement a business plan to preserve cash, which plan may be substantially similar, on an economic basis, with the "Hibernation" plan as previously proposed by the Company.

            (c) YMS will provide such oral and written reports to the Special Committee as may be reasonably requested by the Special Committee from time to time.

            (d) The power, authority and responsibility vested in the CRO pursuant to this Agreement or otherwise does not and will not modify or change the power, authority and

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responsibility of the Board vested in it pursuant to applicable Delaware law or the bylaws and articles of incorporation of the Company.

     1.5 YMS BUDGET. Within ten (10) days following the date hereof, YMS shall prepare and submit to the Special Committee a budget of YMS' anticipated expenses (the "Budget"), including expenses for any staff or consultants that YMS proposes to hire. Within ten (10) days following the date on which the Budget is delivered to the Special Committee, the Special Committee shall notify YMS as to whether it has any objection thereto. The failure of the Special Committee to object to the Budget within such ten (10) day period shall constitute its acceptance thereof. If the Special Committee gives notice that it objects to the Budget and the parties hereto are unable to mutually resolve such objections, then YMS may terminate this Agreement in accordance with Article 5 hereof.

     1.6 OFFICE SPACE; MUTUAL COOPERATION. The Company and YMS shall cooperate with each other in connection with the performance and receipt of the Services under this Agreement, including, without limitation, by developing reasonable procedures with respect to information sharing, transfer of data and similar matters. Subject to the Special Committee's approval of the Budget, the Company shall supply (at the sole expense of the Company) office space and office and support services to YMS and its employees and consultants (and to the CRO) as reasonably requested by YMS. In connection with YMS' activities on behalf of the Company, the Company agrees (i) to furnish YMS with all information and data concerning the business and operations of the Company which YMS reasonably requests and (ii) to provide YMS with reasonable access to the Company's officers, directors, partners, employees, retained consultants, independent accountants and legal counsel. YMS shall not be responsible for verifying the truth or accuracy of materials and information received by it under this Agreement.

                                    ARTICLE 2

                                FEES AND PAYMENT

     2.1 FEES. YMS shall provide the Services to the Company for a weekly fee of $15,000 (the "Weekly Fee"), payable by the Company in advance in accordance with Section 2.4 below. The first payment of the Weekly Fee shall be made upon execution of this Agreement, together with an additional $15,000 advance against future Weekly Fees, and payments will be made on a weekly basis thereafter such that a credit balance in the amount of $15,000 shall be maintained at all times. In addition to the Weekly Fee, the Company shall reimburse YMS for any reasonable business, travel and other reasonable out-of-pocket expenses incurred by the CRO or by employees of, or consultants to, YMS, or otherwise incurred in connection with YMS' performance of the Services, in each case, payable by the Company in accordance with Section 2.4 below within three business days after receipt by the Company of an invoice therefor.(1)

----------
(1) Contemporaneous with the signing of this Agreement, Tim Yager will enter into a side agreement waiving all future payments under his consulting agreement.

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     2.2    REIMBURSEMENT. Upon execution of this Agreement, the Company shall pay YMS $35,000 as reimbursement for expenses incurred in connection with the execution and delivery of this Agreement and related matters, payable in accordance with Section 2.4 below.

     2.3 NO SET-OFF. The Company's obligation to pay fees or make any other required payments under this Agreement shall not be subject to any right of offset, set-off, deduction or counterclaim, however arising.

     2.4 WIRING INSTRUCTIONS. Unless otherwise specified by YMS in writing, any and all payments to YMS hereunder shall be paid by wire transfer of immediately available funds in accordance with wire transfer instructions supplied from time to time by YMS.

     2.5 CRO COMPENSATION. The compensation provided in this Article 2 shall be the exclusive compensation for YMS and Yager for services performed hereunder or as the CRO, other than health care benefits as described in a separate letter agreement on that subject.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     3.1 COMPANY REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to YMS that:

            (a) ORGANIZATION. The Company has full corporate power and authority to execute, deliver and perform this Agreement.

            (b) AUTHORIZATION. The execution, delivery and performance of this Agreement by the Company, the performance of the transactions contemplated hereby and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

            (c) NO CONFLICTS. The execution, delivery and performance of this Agreement by the Company does not violate or constitute a breach or default under (i) the charter or the by-laws of the Company, in each case as in effect on the date hereof, or (ii) materially violate or constitute a material breach or default under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which it or any of its property is bound or may be affected.

            (d) DIRECTORS' AND OFFICERS' INSURANCE. The directors' and officers' insurance policy of AirGate PCS, Inc. ("AirGate") will insure the CRO during his tenure to the full extent that such policy covers the officers of the Company, subject to the conditions and exclusions set forth in such policy, a copy of which has been provided to Yager and YMS.

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     3.2    YMS REPRESENTATIONS AND WARRANTIES. YMS represents and warrants to the Company that:

            (a) ORGANIZATION. YMS has full power and authority to execute, deliver and perform this Agreement.

            (b) AUTHORIZATION. The execution, delivery and performance of this Agreement by YMS, the performance of the transactions contemplated hereby and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of YMS. This Agreement constitutes the legally valid and binding obligation of YMS, enforceable against YMS in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

     3.3 NO CONFLICTS. The execution, delivery and performance of this Agreement by YMS does not (i) violate or constitute a breach or default under the organizational documents of YMS as in effect on the date hereof, or (ii) materially violate or constitute a material breach or default under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which YMS is a party or by which it or any of its property is bound or may be affected.

                                    ARTICLE 4

                                    COVENANTS

     4.1 BANKRUPTCY. In the event the Company becomes the subject of a reorganization case under Chapter 11 of the Bankruptcy Code, the Company shall use its best efforts to obtain the approval of the bankruptcy court of this Agreement and the transactions contemplated hereby, and shall request such approval in connection with the "first day motions" to be filed promptly after the commencement of such reorganization case. In addition, the Company shall use its best efforts to cause the Claims of any Indemnified Party (each as defined in Section 6.1 below) under Article 6 of this Agreement to be classified as (or to have equal priority with) administrative claims in connection with such reorganization case.

     4.2 SUCCESS FEE. The Company acknowledges that YMS shall be entitled to an additional fee based on the result of the Restructuring, and that such fee shall be payable by the Company as a lump sum and/or in equity of the restructured Company. On or before the 90th day following the date of this Agreement, the Special Committee and YMS shall begin good faith negotiations of the criteria on which such fee shall be based and the nature and amount of such fee (the "Success Fee"). If the parties have not entered into a written agreement regarding the Success Fee by the 120th day following the date of this Agreement, YMS may terminate this Agreement as set forth in Article 5 below (which termination shall not have the effect of canceling the Termination Fee).

     4.3 SALE OR EQUITY INVESTMENT COOPERATION. YMS shall cooperate with all potential third party investors in connection with either a sale of the Company or its assets or an equity investment in the Company. Such cooperation shall include, without limitation, (i) conducting

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and participating in due diligence and management meetings and (ii) providing all information and data that may be reasonably requested by such potential investors.

     4.4 CASH FLOW FORECAST. On a weekly basis, YMS shall prepare and distribute to the Special Committee a rolling 13-week cash flow forecast, provided that the Company assist YMS in the preparation thereof to the full extent reasonably requested by YMS or the CRO. The Company hereby agrees to cooperate with YMS with respect thereto.

                                    ARTICLE 5

                              TERM AND TERMINATION

     5.1 TERM OF SERVICES. YMS shall begin providing the Services on the date hereof and shall continue to provide the Services until this Agreement is terminated in accordance with this Article 5 (the "Termination Date").

     5.2    TERMINATION.  This Agreement is terminable:

            (a)   by the written agreement of the parties hereto;

            (b) by the Company, acting through the Special Committee, at any time upon written notice to YMS;

            (c) by YMS at any time upon at least fourteen (14) days prior written notice to the Company;

            (d) by YMS pursuant to Section 1.5 above upon written notice to the Company;

            (e) by YMS pursuant to Section 4.2 above upon written notice to the Company and

            (f) by either of the parties hereto if any permanent injunction or proceeding by any governmental agency of competent jurisdiction enjoining, denying approval of or otherwise prohibiting consummation of any of the transactions contemplated by this Agreement becomes final and nonappealable.

     5.3 EFFECT OF TERMINATION. Upon the termination of this Agreement, (i) except as set forth herein, the rights and obligations of the parties hereunder shall terminate; (ii) the rights and obligations of the parties under this
Section 5.3, Section 5.4 and Articles 6, 7 and 8 shall survive the termination of this Agreement and shall remain in full force and effect notwithstanding such termination; (iii) YMS shall remain entitled to all outstanding amounts due from the Company up to the Termination Date; and (iv) the Company shall reimburse YMS for its out-of-pocket expenses incurred in connection with commitments made by YMS prior to the Termination Date with respect to (y) advance travel arrangements, to the extent YMS is unable to obtain refunds of such expenses, and (z) services that YMS planned to provide in the seven (7) days immediately following the Termination Date (including the non-cancelable fees, if any, of employees and consultants employed or engaged by YMS for such seven (7) day period).

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     5.4    TERMINATION PAYMENT. In the event that (i) this Agreement is terminated prior to the nine-month anniversary of the date of this Agreement either (x) by the Company pursuant to Section 5.2(b) or (y) by YMS pursuant to
Section 5.2(e) or (ii) Yager is terminated as the CRO prior to the nine-month anniversary of the date of this Agreement for any reason, then, promptly upon such termination, the Company shall pay YMS a lump sum in the amount of $120,000 (the "Termination Fee") in accordance with Section 2.4 above. Notwithstanding the foregoing, the Company shall have no obligation to pay the Termination Fee if, prior to the nine-month anniversary of the date of this Agreement: (i) this Agreement is voluntarily terminated by YMS pursuant to Section 5.2(c) or Section 5.2(d), (ii) Yager voluntarily resigns as the CRO (except under the circumstances described in Section 4.2), or (iii) this Agreement is terminated by the Company, or Yager is terminated as the CRO, in either case, for Cause (as defined below).

     5.5 DEFINITION OF "CAUSE." As used in Section 5.4, the term "Cause" shall mean (i) a continuing breach by YMS or the CRO, as the case may be, of any of its or his material obligations hereunder or under applicable law; (ii) indictment of the CRO to an act of fraud, misappropriation or embezzlement or to a felony; (iii) the commission of a fraudulent act or practice by YMS or the CRO; or (iv) gross neglect or gross misconduct by YMS or the CRO, as the case may be, that relates to the affairs of the Company; provided that with respect to a termination for Cause under subsection (i) or (iv), to the extent the relevant breach is curable, YMS or the CRO, as the case may be, shall have thirty (30) days following his being notified in writing of an intended termination for Cause to cure such breach specified therein prior to his officership (or this Agreement) being terminated for Cause.

                                    ARTICLE 6

                          INDEMNIFICATION AND INSURANCE

     6.1 INDEMNIFICATION. The Company (the "Indemnifying Party") shall indemnify and hold harmless YMS and all of its officers, directors, partners, principals, shareholders, employees and agents, including the CRO (collectively, the "Indemnified Party") from and against any and all demands, claims and actions by third parties, and all liabilities, judgments, settlements, damages, and reasonable costs and expenses (including reasonable attorneys' fees) incurred in connection therewith (collectively, "Claims"), by reason of (or arising in part out of) any event or occurrence related to this Agreement or the fact that any Indemnified Party is or was an agent, officer, director, employee or fiduciary of the Company, or by reason of any action or inaction on the part of any Indemnified Party while serving in such capacity; provided, however, that this indemnity shall not apply to any portion of any Claims to the extent it is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Indemnified Party. Notwithstanding the foregoing, the Company's obligation to indemnify the CRO shall be limited to the extent it is consistent with applicable law.

     6.2 EXCULPATION. To the extent permitted by applicable law, neither the CRO nor any Indemnified Party shall have any liability whatsoever to the Company, or any person claiming by or through the Company, by reason of (or arising in part out of) any event or occurrence related to this Agreement or the fact that any of them is or was an agent, officer, director, employee or fiduciary of the Company, or by reason of any action or inaction on the part of any of them while

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serving in such capacity, except to the extent it is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of any of them.

     6.3    INDEMNIFICATION PROCEDURES.

            (a) The Indemnified Party shall provide prompt written notice of a Claim to the Indemnifying Party. If the Indemnifying Party so elects or is requested by the Indemnified Party, the Indemnifying Party will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the reasonable fees and disbursements of such counsel. In the event, however, such Indemnified Party is advised by counsel that having common counsel would present such counsel with a conflict of interest or if the defendants in, or targets of, any such action or proceeding include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party is advised by counsel that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Indemnifying Party, or if the Indemnifying Party fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel. In any action or proceeding the defense of which the Indemnifying Party assumes, the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party's own expense.

            (b) The Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party or any other Indemnified Party is an actual or potential party to such claim, action, suit or proceeding). The Indemnifying Party shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without the Indemnifying Party's prior written consent.

                                    ARTICLE 7

                                 CONFIDENTIALITY

     7.1 CONFIDENTIALITY. The parties hereto acknowledge that the letter agreement, dated as of December 26, 2002 (the "Letter Agreement"), between the Company and Yager regarding confidential information and non-disclosure remains in full force and effect. YMS agrees that it shall be bound by the terms and conditions of the Letter Agreement to the same extent as Yager as if YMS were a party thereto. The Letter Agreement is incorporated herein by this reference.

     7.2 BANK GROUP MATERIALS AND INFORMATION. The Company acknowledges that YMS has heretofore received from, and may in the future be given by, certain Lenders and the

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Noteholders, materials and information related to or concerning the Company. Any and all such information shall be subject to the restrictions set forth in the Letter Agreement.

                                    ARTICLE 8

                                     GENERAL

     8.1 NOTICES. Any notices or other communications required or permitted under this Agreement or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed as follows:

            If to the Company:

                  iPCS, Inc.
                  c/o AirGate PCS, Inc.
                  Harris Tower
                  233 Peachtree Street NE, Suite 1700
                  Atlanta, Georgia 30303
                  Facsimile No.: (404) 832-2237
                  Attention: Barbara L. Blackford

            with a copy to:

                  McKenna Long & Aldridge LLP
                  303 Peachtree Street, Suite 5300
                  Atlanta, Georgia 30308
                  Facsimile No.: (404) 527-6794
                  Attention: Frank Layson

            If to YMS:

                  YMS Management, L.L.C.
                  28400 Heritage Oak Road
                  Barrington, Illinois 60010
                  Facsimile No.: (847) 304-5585
                  Attention: Timothy M. Yager

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            with a copy to:

                  Mayer, Brown, Rowe & Maw
                  190 South LaSalle Street
                  Chicago, Illinois 60603
                  Facsimile No.: (312) 706-8218
                  Attention: Paul W. Theiss

or to such other address as the person to whom notice is to be given has furnished in writing to the other party. A notice of change in address shall not be deemed to have been given until received by the addressee.

     8.2 HEADINGS. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

     8.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

     8.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto on the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, both written and oral, between the parties hereto with respect to such subject matter.

     8.5 SEVERABILITY. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     8.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

     8.8 ASSIGNMENT. This Agreement shall not be assignable by any party hereto (by operation of law or otherwise) without the prior written consent of other party hereto; provided, however, that YMS may delegate performance of all or any part of its obligations under this Agreement to any third parties to the extent such third party is routinely used to provide such Services, provided that (i) no such assignment or delegation shall in any way affect YMS's obligations under this Agreement and (ii) neither YMS nor Yager shall be permitted to assign or delegate to any person the right, duty or obligation to serve as the CRO. Any purported assignment or delegation in violation of this
Section 8.8 shall be void.

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     8.9    NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity other than the Company and YMS and each such party's respective successors and permitted assigns.

     8.10 AMENDMENT; WAIVERS. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by authorized representatives of each of the parties hereto. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

     8.11 FAIR CONSTRUCTION. This Agreement shall be deemed to be the joint work product of the parties hereto without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

                                       11
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     IN WITNESS WHEREOF, the parties hereto have executed this Restructuring
Management Services Agreement as of the date first above written.


                                   iPCS, INC.


                                   By: /s/ Thomas M. Dougherty
                                      ------------------------
                                   Name: Thomas M. Dougherty
                                   Title: President, Chief Executive Officer and Director (Principal Executive Officer)


                                   YMS MANAGEMENT, L.L.C.


                                   By: /s/ Timothy M. Yager
                                      ---------------------
                                   Name: Timothy M. Yager
                                   Title: Member

                                       12

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                                January 27, 2003

AirGate PCS, Inc.
Harris Tower
233 Peachtree Street NE, Suite 1700
Atlanta, Georgia 30303

Ladies and Gentlemen:

     The purpose of this letter agreement is to reflect the agreement of AirGate PCS, Inc. ("AirGate"), iPCS Wireless, Inc. ("Wireless") and Timothy M. Yager ("Yager") with respect to various matters in connection with the execution of the Restructuring Management Services Agreement, dated as of the date hereof (the "Management Agreement"), by and between iPCS, Inc. ("iPCS") and YMS Management, L.L.C. ("YMS").

     1.     AIRGATE INDEMNITY.

     AirGate agrees that it will submit and recommend to its Board of Directors, at the next meeting of the Board of Directors, that AirGate (pursuant to an amendment to its existing indemnification agreement with Yager) provide Yager with indemnification against any and all claims arising by reason of his service as the Chief Restructuring Officer of iPCS. Such indemnification, if approved by the Board of Directors, would be pursuant to the terms and conditions set forth in such indemnification agreement, and would be secondary to the indemnification provided in Article 6 of the Management Agreement.

     2.     iPCS BANKRUPTCY MOTIONS.

     In the event iPCS becomes the subject of a reorganization case under Chapter 11 of the Bankruptcy Code, each of AirGate, YMS and Yager, in cooperation with iPCS, shall use its best efforts to obtain the approval of the bankruptcy court of the Management Agreement, this letter agreement and the transactions contemplated thereby and hereby, and shall fully support iPCS' request for such approval in connection with the "first day orders" to be filed upon the commencement of such reorganization case.

     3.     YAGER EMPLOYMENT AGREEMENT.

     Reference is made to the Amended and Restated Employment Agreement, dated as of January 1, 2001 (the "Employment Agreement"), between Wireless and Yager. Effective as of November 30, 2001, Yager terminated his employment with Wireless and its affiliates pursuant to Exhibit A to the Employment Agreement for Good Reason (as defined in Section 2 of Exhibit A to the Employment Agreement). Upon Yager's termination, he remained entitled to the benefits described in Section 5(a) of the Employment Agreement and Exhibit A thereto, which benefits included, among other things, the payment by the Company to Yager of a consulting fee in the amount of $400,000 per year.

     Effective as of the date hereof, (i) Wireless hereby waives any and all of its rights under the Employment Agreement or Exhibit A thereto to request that Yager continue to provide Consulting Services (as defined in Section 3 of Exhibit A to the Employment Agreement), and

(ii) Yager hereby waives his right to receive any future payments in respect of his consulting fee or such Consulting Services. Wireless shall continue to have the obligation to provide, and Yager and his dependents shall continue to have the right to receive, health benefits pursuant to Section 1(b) of Exhibit A to the Employment Agreement.

                                                Very truly yours,

                                                /s/ Timothy M. Yager
                                                --------------------

                                                Timothy M. Yager


AGREED AND ACCEPTED,
this 27th day of January, 2003

AIRGATE PCS, INC.

By: /s/ Thomas M. Dougherty
   ------------------------
Name: Thomas M. Dougherty
Title: President, Chief Executive Officer and Director (Principal Executive Officer)


iPCS WIRELESS, INC.

By: /s/ Thomas M. Dougherty
   ------------------------
Name: Thomas M. Dougherty
Title: President, Chief Executive Officer and Director (Principal Executive Officer)

                             FIRST AMENDMENT TO THE
                   RESTRUCTURING MANAGEMENT SERVICES AGREEMENT

     This FIRST AMENDMENT TO THE RESTRUCTURING MANAGEMENT SERVICES AGREEMENT, dated as of April 4, 2003 (the "First Amendment"), is by and between iPCS, INC., a Delaware corporation (the "Company"), and YMS MANAGEMENT, L.L.C., an Illinois limited liability company ("YMS").

     WHEREAS, Section 4.2 of the Restructuring Management Services Agreement dated as of January 27, 2003 by and between the Company and YMS (the "Restructuring Agreement") provides that the parties were to enter into a written agreement regarding the Success Fee on or before the 120th day following the date of the Restructuring Agreement; and

     WHEREAS, following extensive negotiations among YMS, representatives of the secured lenders and representatives of the bondholders (and to avoid YMS having the right to terminate the Restructuring Agreement), the parties have agreed upon a formulation for the Success Fee, as detailed below.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and undertakings contained or referred to herein, the parties hereto hereby agree as follows:

     1. TERMS. Capitalized terms not defined in this First Amendment shall have the meanings ascribed to them in the Restructuring Agreement.

     2. YMS SUCCESS FEE. (a) The Company shall pay YMS the YMS Success Fee (as defined below) pursuant to the provisions of Section 2.4 of the Restructuring Agreement upon the earlier to occur of:

                  (i) the confirmation of a Plan of Reorganization for the Company pursuant to Section 1129 of the United States Bankruptcy Code (the " Plan Confirmation"); or

                  (ii) the closing of any transaction (or initial closing date of a series of related transactions) pursuant to which one or more persons, groups of persons, corporations, partnerships, limited liability companies or other entities (including Sprint Corporation pursuant to the terms of the Sprint PCS Management Agreement between various affiliates of Sprint Corporation and the Company, or otherwise) acquire all or substantially all of the Company's assets, operations or capital stock (currently outstanding or newly issued), including convertible securities, including, without limitation, by way of any purchase agreement, merger, consolidation, recapitalization or other business combination transaction (a "Sale Transaction").

     In addition, the Company shall pay YMS the Incentive Fee (as defined below) pursuant to the provisions of Section 2.4 of the Restructuring Agreement upon the closing of any Equity Investment (as defined below) or initial closing of a series of related Equity Investments.

            (b) The YMS Success Fee shall consist of the sum of: (i) a fixed portion (the "Fixed Fee") and (ii) an incentive portion (the "Incentive Fee") (each of the Fixed Fee and the Incentive Fee, individually and collectively, the "YMS Success Fee"). The Fixed Fee shall equal

$500,000, less 50% of the aggregate Weekly Fee amounts paid to YMS under Section
2.1 of the Restructuring Agreement for services performed by YMS during the period beginning on the one-year anniversary of the execution of the Restructuring Agreement through the effective date of the earlier to occur of the Plan Confirmation or the Sale Transaction. The amount of the reduction of the Fixed Fee shall not exceed $500,000 (meaning that the Fixed Fee can never be less than zero). The Fixed Fee portion of the YMS Success Fee shall be payable only upon the occurrence of the events in either clause (i) or (ii) of subparagraph 2(a).

            (c)   The Incentive Fee shall be calculated as follows:

                  (i) in the event of the closing of a Sale Transaction in which the aggregate fair market value of cash, equity securities or marketable debt securities received or to be received in a single transaction or series of related transactions ("Aggregate Proceeds"), as valued at the effective date of the closing of the Sale Transaction, equals or exceeds $190.0 million, the Incentive Fee shall equal the lesser of: (A) 1.25% of the Aggregate Proceeds or
(B) $3.5 million; plus

                  (ii) in the event of the closing of any Equity Investment (as defined below), the Incentive Fee shall equal 2.00% of the aggregate Equity Investment received or to be received in a single transaction or series of related transactions as fairly valued at the effective date of the closing of any Equity Investment.

            (d) As used herein, the term "Equity Investment" means any transaction (or series of related transactions) in which one or more equity investments are made in the Company or a successor entity (including investments in the form of securities convertible into, or exchangeable for, equity securities under any circumstances), whether or not such investment transaction or participants were first identified by YMS. For avoidance of doubt, conversion of debt outstanding at the date of the Restructuring Agreement into equity in the Company shall not constitute an Equity Investment.

            (e) This paragraph 2 sets forth the only circumstances under which YMS will be entitled to the YMS Success Fee.

     3. COUNTERPARTS. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.


                                   iPCS, INC.


                                   By: /s/ Thomas M. Dougherty
                                      ------------------------
                                   Name: Thomas M. Dougherty
                                   Title: President, Chief Executive Officer and Director (Principal Executive Officer)


                                   YMS MANAGEMENT, L.L.C.


                                   By: /s/ Timothy M. Yager
                                      ---------------------
                                   Name:  Timothy M. Yager
                                   Title: Member

                                SECOND AMENDMENT
                                       TO
                   RESTRUCTURING MANAGEMENT SERVICES AGREEMENT

     This SECOND AMENDMENT TO RESTRUCTURING MANAGEMENT SERVICES AGREEMENT, dated as of February ____, 2004 (the "Amendment"), is by and between iPCS, INC., a Delaware corporation (the "Company"), and YMS MANAGEMENT, L.L.C., an Illinois limited liability company ("YMS").

     WHEREAS, the Company and YMS are parties to a Restructuring Management Services Agreement, dated January 27, 2003 (the "Original Agreement"), and a First Amendment to Restructuring Management Services Agreement, dated April 4, 2003 (the "First Amendment," and together with the Original Agreement, the "Agreement"), pursuant to which YMS is performing restructuring management and advisory services for the Company; and

     WHEREAS, the Company and YMS desire to amend the Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and undertakings contained or referred to herein, the parties hereto hereby agree as follows:

     1. Section 2(b) of the First Amendment is hereby amended by deleting, in the second sentence thereof, the words "the one-year anniversary of the execution of the Restructuring Agreement," and substituting therefor the words "July 1, 2004".

     2. For purposes of clarification, notwithstanding anything in the Agreement that may be construed to the contrary, YMS shall be entitled to receive both the Fixed Fee and the Incentive Fee with respect to a Sale Transaction in the event that Plan Confirmation occurs prior to the closing of such Sale Transaction, provided either that the plan being confirmed contemplates the Sale Transaction, or that the Sale Transaction was entered into prior to, and was conditioned on, Plan Confirmation. Similarly, YMS shall be entitled to receive both the Fixed Fee and the Incentive Fee in the event a Sale Transaction closes prior to Plan Confirmation.

     3. The notice address for the Company set forth in the Original Agreement shall be amended to read as follows (with no copies to be sent):

            If to the Company:

                  iPCS, Inc.
                  1901 N. Roselle Rd.
                  Suite 1040
                  Schaumburg, IL 60195

                  Facsimile No.: (847) 885-7125

     This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Restructuring Management Services Agreement as of the date first above written.


                                   iPCS, INC.


                                   By: /s/ Patricia M. Greteman
                                      -------------------------
                                   Name: Patricia M. Greteman
                                   Title: Vice President - Controller


                                   YMS MANAGEMENT, L.L.C.


                                   By: /s/ Timothy M. Yager
                                      ---------------------
                                   Name:  Timothy M. Yager
                                   Title: Member

                                        2